UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 13, 2008

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 940-5305

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2008, Saks Incorporated (the “Company”) and Carolyn Biggs, the Company’s Executive Vice President of Stores and Store Operations, agreed to the terms of Ms. Biggs’ departure from the Company, effective January 31, 2009, by entering into an amendment to her employment agreement with the Company. The amendment guarantees the payment of at least the target amount of Ms. Biggs’ bonus ($230,625) for fiscal year 2008 under the Saks Incorporated 2007 Senior Executive Bonus Plan, and the vesting of at least the target number of the performance shares (20,131) issued under the Company’s 2004 Long-Term Incentive Plan as part of the Company’s 2008 performance share program; both awards to be made at the same time such awards are made to other senior executives of the Company. Should the performance measures under the Company’s 2008 cash bonus and performance share programs be achieved at the target level, these modifications will provide no additional compensation to Ms. Biggs. The amendment also extends the period for reimbursement of Ms. Biggs’ cost of medical coverage for her and her dependents until the end of the third month following the month in which she reaches the age of 65. In return for these benefits, the amendment provides for the extension of Ms. Biggs’ non-disparagement, non-solicitation and non-competition obligations for an additional 12 months for a total duration of 24 months after her termination of employment. All other terms of her employment agreement with the Company remain unchanged. Ms. Biggs’ termination of employment will be deemed a termination “without cause” pursuant to the terms of her employment agreement, which provides for pro rata vesting of her awards of restricted stock and stock options. Ms. Biggs will forfeit a portion of such equity awards, including approximately 79,781 shares of restricted stock, upon her termination on the effective date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: June 13, 2008	/s/ Ron C. Llewellyn
Ron C. Llewellyn
Vice President and Assistant Secretary

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